Exhibit 99.1

Douglas Dynamics, Inc.

11270 W Park Place

Suite 300

Milwaukee, WI 53224

Douglas Dynamics Reports Preliminary First Quarter 2023 Results and Updates 2023 Guidance

Also Announces Earnings Call Date of May 2nd, 2023

Milwaukee, WI – April 17, 2023 – Douglas Dynamics, Inc. (NYSE: PLOW), North America's premier manufacturer and upfitter of work truck attachments and equipment, today announced preliminary results for the quarter ended March 31, 2023, and updated its 2023 financial outlook.

Preliminary Consolidated First Quarter 2023 Results

$ in millions (except EPS)	Q1 2023	Q1 2022
Net Sales	$82.5	$102.6
Net Loss	$(13.1)	$(3.9)
Diluted EPS	$(0.58)	$(0.18)

Adjusted EBITDA	$(7.4)	$4.6
Adjusted Net Loss	$(12.5)	$(2.3)
Adjusted Diluted EPS	$(0.55)	$(0.11)

“Snowfall this winter was well below the 10-year average, and the location and timing of snow and ice events missed some of our most important markets,” noted Bob McCormick, President and CEO. “As we’ve said historically, where and when it snows is almost as important as how much it snows, and while cities out West were inundated with snow, almost all our core markets on the East Coast saw the lowest snowfall season in decades. This negatively impacted reorder patterns and resulted in our first quarter performance coming in well below our initial expectations. In addition, our pre-season orders will likely be lower, as dealers respond to season ending elevated inventory levels.”

McCormick continued, “Our business model is designed to adjust and manage through temporary weather driven challenges. We have implemented our low snowfall playbook, pulling cost cutting levers and continuing to focus on margin enhancement initiatives to help mitigate the negative impact of low snowfall as much as possible. Rest assured, the medium to long-term outlook for our Attachments business remains strong, as we continue to protect and grow our industry leading market share.”

Updated 2023 Outlook

“Given the lowest snowfall season in decades for our core East Coast markets, we are lowering the top end of our guidance to account for the lower first quarter volumes and anticipated impact on pre-season demand,” explained Sarah Lauber, Executive Vice President and CFO. “The Solutions segment remains on track to show continued margin improvement in 2023 versus a year ago. As we look at the rest of the year, we are confident in our ability to manage through the temporary impacts of low snowfall, while focusing and delivering on our profit improvement initiatives that are within our control. This one snow season does not change our commitment to reach our stated target of $3.00 of earnings per share by 2025.”

Updated 2023 financial outlook:

●	Net Sales are expected to be between $620 million and $650 million.
●	Adjusted EBITDA is predicted to range from $85 million to $100 million.
●	Adjusted Earnings Per Share are expected to be in the range of $1.55 per share to $2.00 per share.
●	The effective tax rate is expected to be approximately 24% to 25%.
●

The outlook assumes relatively stable economic conditions, slightly improving supply of chassis and components, and that the Company’s core markets will experience average snowfall levels in the fourth quarter of 2023.

With respect to the Company’s 2023 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring, or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Earnings Release & Conference Call Information

The Company plans to issue a full first quarter 2023 earnings release after market close on Monday, May 1, 2023. A conference call to discuss the results will follow on Tuesday, May 2, 2023 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial 1-833-634-5024 domestically, or 1-412-902-4205 internationally. The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 75 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share, The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies. Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found at the end of this press release.

Adjusted EBITDA represents net income before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, stock-based compensation, severance, restructuring charges, impairment charges, loss on extinguishment of debt, and incremental costs incurred related to the COVID-19 pandemic. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income and earnings per share (as defined by GAAP), excluding the impact of stock based compensation, severance, restructuring charges, impairment charges, loss on extinguishment of debt, certain charges related to unrelated legal fees and consulting fees, incremental costs incurred related to the COVID-19 pandemic, and adjustments on derivatives not classified as hedges, net of their income tax impact. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. Adjustments on derivatives not classified as hedges are non-cash and are related to overall financial market conditions; therefore, management believes such costs are unrelated to our business and are not representative of our results.  Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as the COVID-19 pandemic, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel or freight, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, and unexpected costs or liabilities related to such acquisitions or any future acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2022. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Douglas Dynamics, Inc.
Preliminary Net Loss to Adjusted EBITDA reconciliation (unaudited)
(In thousands)

	Three month period ended March 31,
	2023	2022

Net loss	$(13,110)	$(3,908)

Interest expense - net	2,864	2,113
Income tax benefit	(3,516)	(1,017)
Depreciation expense	2,727	2,559
Intangibles amortization	2,630	2,630
EBITDA	(8,405)	2,377

Stock-based compensation	957	1,900
Other charges (1)	74	359
Adjusted EBITDA	$(7,374)	$4,636

(1) Reflects unrelated legal, severance, restructuring, consulting fees, and incremental costs incurred related to the COVID-19 pandemic for the periods presented.

Douglas Dynamics, Inc.
Preliminary Reconciliation of Net Loss to Adjusted Net Loss (unaudited)
(In thousands, except share and per share data)

	Three month period ended March 31,
	2023	2022

Net loss	$(13,110)	$(3,908)
Adjustments:
Stock based compensation	957	1,900
Adjustments on derivative not classified as hedge (1)	(172)	(172)
Other charges (2)	74	359
Tax effect on adjustments	(215)	(522)
Adjusted net loss	$(12,466)	$(2,343)

Weighted average basic common shares outstanding	22,906,845	22,982,538
Weighted average common shares outstanding assuming dilution	22,906,845	22,982,538

Adjusted loss per common share - dilutive	$(0.55)	$(0.11)

GAAP diluted loss per share	$(0.58)	$(0.18)
Adjustments net of income taxes:

Stock based compensation	0.03	0.06
Adjustments on derivative not classified as hedge (1)	-	-
Other charges (2)	-	0.01

Adjusted diluted loss per share	$(0.55)	$(0.11)

(1) Reflects non-cash mark-to-market and amortization adjustments on an interest rate swap not classified as a hedge for the periods presented.
(2) Reflects unrelated legal, severance, restructuring, consulting fees, and incremental costs incurred related to the COVID-19 pandemic for the periods presented.

CONTACT

Nathan Elwell

Vice President of Investor Relations

Douglas Dynamics, Inc.

847-530-0249

investorrelations@douglasdynamics.com